Exhibit 99.1

KRATON CORPORATION ANNOUNCES COMPLETION OF REFINANCING TRANSACTIONS

HOUSTON, May 24, 2018 /PRNewswire/-Kraton Corporation (NYSE: KRA) (the “Company”) today announced that it has completed its previously announced refinancing transactions that extended the maturity and lowered interest expense on a portion of the outstanding indebtedness of Kraton Polymers LLC (“Kraton LLC”) and Kraton Polymers Capital Corporation, the Company’s wholly-owned subsidiaries (together, the “Issuers”). The refinancing transactions included:

•	the offering by the Issuers of €290.0 million in aggregate principal amount of 5.25% senior notes due 2026 (the “New Notes”);

•	borrowings by Kraton LLC of $90.0 million in incremental U.S. dollar denominated term loans (the “Incremental Term Loans”) under the Company’s existing senior secured term loan facility; and

•	the previously announced tender offer (the “Tender Offer”) for any and all of the Issuers’ outstanding 10.500% senior notes due 2023 (the “10.5% Notes”).
“Since the closing of the Arizona Chemical acquisition in January of 2016 we have been committed to reducing our consolidated net debt leverage ratio, while taking appropriate steps to improve our capital structure and reduce interest expense. The successful refinancing of our 10.5% Notes is consistent with these objectives, and it provides for an expected reduction in annual cash interest expense of nearly $24 million,” said Stephen E. Tremblay, Kraton’s Executive Vice President and Chief Financial Officer. “In addition, the issuance of Euro-denominated senior notes will allow for a more efficient application of cash generated offshore to future debt service obligations,” said Tremblay. “Although we incurred a call premium and transaction fees that resulted in a modest increase in our consolidated net debt leverage ratio, we still anticipate ending 2018 with a consolidated net debt leverage ratio below four turns,” Tremblay added.
In connection with the Tender Offer, the Issuers accepted for purchase $157,591,000 aggregate principal amount of 10.5% Notes. The completion of the refinancing transactions today also satisfies the conditions precedent to the previously announced redemption of the remaining 10.5% Notes that will occur on June 13, 2018 (the “Redemption”).
The net proceeds from the offering of the New Notes and the borrowings of the Incremental Term Loans, together with borrowings under the Company's existing asset-based revolving credit facility and cash on hand, are being used to fund the consideration and redemption price plus, in each case, accrued and unpaid interest for the Tender Offer and Redemption, respectively, and the fees and expenses of the refinancing transactions.
This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the 10.5% Notes.
FORWARD-LOOKING STATEMENTS

Some of the statements in this press release contain forward-looking statements. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, our expectations regarding the consummation of the Redemption on the applicable redemption date, our expectations regarding our annual cash interest expense and our expectations for our year end 2018 consolidated net leverage ratio. Forward-looking statements are characterized by the use of words such as “outlook,” “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “anticipates,” “foresees” or “future.”

Exhibit 99.1

All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: completion of the redemption; the Company’s ability to repay its indebtedness and risks associated with incurring additional indebtedness; the Company’s reliance on third parties for the provision of significant operating and other services; conditions in, and risks associated with operating in, the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in the Company’s end-use markets; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of the non-GAAP financial measure, consolidated net debt leverage ratio. The consolidated net debt leverage ratio is defined as consolidated net debt as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Our use of this term may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.
For Further Information:
H. Gene Shiels 281-504-4886